ITEM 77K. CHANGE IN REGISTRANT'S INDEPENDENT PUBLIC ACCOUNTANTS

     On June 12, 2002, the Board of Directors of DNP Select Income Fund Inc. (the "Fund"), acting upon the recommendation of its Audit Committee, voted to dismiss Arthur Andersen LLP ("Andersen") as the Fund's independent public accountants for 2002 and to appoint Ernst & Young LLP to replace Andersen.

     Andersen's report on the financial statements of the Fund for each of the fiscal years ended December 31, 2000 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2000 and December 31, 2001, and the interim period between December 31, 2001 and June 12, 2002, there were no disagreements between the Fund and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports. During the fiscal years ended December 31, 2000 and December 31, 2001, and the interim period between December 31, 2001 and June 12, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.